EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces First Quarter 2008 Financial Results

ANN ARBOR, Michigan, April 29, 2008: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter ended March 23, 2008. Net income was up 68% versus the prior year, due primarily to recapitalization expenses incurred during the first quarter of 2007, offset in part by continued challenges in the domestic environment and resulting domestic supply chain volume decreases. The International division continued its strong performance, posting its 57th consecutive quarter of same store sales growth, up 8.8% during the first quarter of 2008.

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2008	First Quarter of 2007
Net income	$14.1	$8.4
Weighted average diluted shares	60,085,730	64,076,179
Diluted earnings per share, as reported	$0.23	$0.13
Items affecting comparability (see section below)	$(0.03)	$0.25

Diluted earnings per share, as adjusted	$0.21	$0.38

•	Diluted EPS was $0.23 on an as-reported basis for the first quarter, up $0.10 from the as-reported prior year period. However, excluding items affecting comparability, diluted EPS declined $0.17, primarily due to increased interest expense as a result of our 2007 recapitalization. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

	First Quarter of 2008	First Quarter of 2007
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(2.4)%	+0.6%
Domestic franchise stores	(5.5)%	(3.4)%

Domestic stores	(5.2)%	(2.9)%

International stores	+8.8%	+3.8%

Global retail sales growth: (versus prior year period)
Domestic stores	(4.6)%	(1.6)%
International stores	+22.1%	+14.1%

Total	+5.6%	+3.8%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at December 30, 2007	571	4,584	5,155	3,469	8,624
Openings	—	14	14	52	66
Closings	—	(41)	(41)	(8)	(49)
Transfers	(29)	29	—	—	—

Store count at March 23, 2008	542	4,586	5,128	3,513	8,641

First quarter 2008 net growth	(29)	2	(27)	44	17

Trailing four quarters net growth	(28)	27	(1)	248	247

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Domino’s Pizza: Q108 Earnings Release, Page Two

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “Reversing the negative traffic trends in our domestic business is our highest priority. We’re taking aggressive action to create a stronger value positioning for our brand, while testing a number of additions to our menu that will allow us to compete more effectively in dayparts other than just dinner. We’re also implementing pricing strategies to attract lower ticket customers — a segment we’ve left behind in the recent past as we dramatically increased our prices. And, we’re upgrading our franchisee system by identifying weak operators and facilitating the sale of their stores to stronger operators. Our activity level is high...as is our passion for restoring our positive sales trends in our domestic business.”

Brandon added, “We continue to be very pleased with the growth and expansion of our international business. And, I am also proud of the work we have done to reduce our G&A spending during this difficult period of cost inflation and soft domestic sales. The bottom line: despite numerous negative influences hitting our business all at once, our ability to produce plentiful free cash flow remains strong — $16.8 million in the first quarter. We continue to use this cash to fund an aggressive share repurchase program, which we currently feel provides the greatest benefit to our shareholders.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its first quarter 2008 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 20162114. The web cast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the first quarter of 2008, the Company repurchased and retired approximately 1.4 million shares of its common stock under an open market share repurchase program for $18.4 million, or an average price of $13.05 per share. The Company has used approximately 36% of the total amount authorized under its open market share repurchase program.

Sale of Certain Company-Owned Stores

During the first quarter of 2008, the Company announced it had agreements in place to sell approximately 60 Company-owned stores in California and Georgia in a series of transactions primarily with current franchisees. During the first quarter of 2008, the Company completed the sale of 29 of these stores. The Company recognized a pre-tax gain on the sale of the related assets of approximately $4.2 million. This pre-tax gain was recorded in general and administrative expense. The Company anticipates that the sale of nearly all of the remaining stores will be completed by the end of the second quarter of 2008.

Restructuring Action

During the first quarter of 2008, the Company announced and executed a plan to eliminate approximately 55 positions that were primarily administrative in nature. In connection with this plan, and other restructuring actions related to the sale of the aforementioned stores, the Company incurred expenses of approximately $1.4 million during the first quarter of 2008, which were included in general and administrative expense.

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Domino’s Pizza: Q108 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the first quarter of 2008 are not comparable to the reported financial results in the prior year period. The table below presents certain items that affect comparability between our 2008 and 2007 financial results. Management believes that including such information is critical to the understanding of our financial results for the first quarter of 2008 as compared to the same period in 2007 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company’s 2007 recapitalization had a significant impact on ongoing interest expense as a result of higher debt levels. This impacts comparability to periods in the prior year. The increase in ongoing interest expense resulted in a decrease in diluted EPS of approximately $0.14 in the first quarter of 2008 versus the first quarter of 2007.

	First Quarter
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2008 items affecting comparability:
Gain on the sale of Company-owned operations (1)	$4,228	$2,537	$0.04
Separation expenses (2)	(1,445)	(867)	(0.01)

Total of 2008 items	$2,783	$1,670	$0.03

2007 items affecting comparability:
General and administrative expenses (3)	$(455)	$(282)	$0.00
Additional interest expense (4)	(11,965)	(7,418)	(0.12)
Premium on bond extinguishment (5)	(13,294)	(8,242)	(0.13)

Total of 2007 items	$(25,714)	$(15,942)	$(0.25)

(1)	The gain recognized relates to the sale of 29 Company-owned stores in California and Georgia.
(2)	Represents separation and related expenses incurred in connection with a previously announced restructuring action and other staffing reduction costs related to the sale of Company-owned operations in California.
(3)	Primarily includes legal and professional fees incurred in connection with the stock tender and bond tender offers.
(4)	Primarily includes the write-off of deferred financing fees and bond discount related to extinguished debt and the settlement of interest rate derivatives.
(5)	Represents the premium paid to tender the Domino’s, Inc. senior subordinated notes due 2011.

Liquidity

As of March 23, 2008, the Company had:

•	$1.7 billion in total debt,

•	$3.3 million of unrestricted cash and cash equivalents,

•	no borrowings under its $150.0 million of variable funding notes, and

•	letters of credit issued under the variable funding notes of $34.0 million.

The Company’s cash borrowing rate for the first quarter of 2008 was 6.1%. The Company incurred $3.5 million in capital expenditures during the first quarter of 2008 versus $3.6 million in the first quarter of the prior year.

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Domino’s Pizza: Q108 Earnings Release, Page Four

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles, was $16.8 million in the first quarter of 2008.

(in thousands)	First Quarter of 2008
Net cash provided by operating activities (as reported)	$20,272
Capital expenditures (as reported)	(3,479)

Free cash flow	$16,793

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included a non-GAAP financial measure within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS less the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

Additionally, the Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flows are available to be used for de-levering, making acquisitions, repurchasing shares or similar uses of cash.

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Domino’s Pizza: Q108 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,641 franchised and Company-owned stores in the United States and more than 55 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.4 billion in 2007, comprised of $3.2 billion domestically and $2.2 billion internationally. During the first quarter of 2008, the Domino’s Pizza® brand had global retail sales of $1.3 billion, comprised of approximately $735 million domestically and approximately $575 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominos.com. Domino’s Pizza. You Got 30 Minutes™.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new stores and keep existing stores in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 30, 2007. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

TABLES TO FOLLOW

Domino’s Pizza: Q108 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	March 23, 2008	% of Total Revenues	March 25, 2007	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$93,047		$95,540
Domestic franchise	36,386		37,517
Domestic supply chain	176,189		179,885
International	33,390		26,379

Total revenues	339,012	100.0%	339,321	100.0%

Cost of sales:
Domestic Company-owned stores	75,511		75,643
Domestic supply chain	160,626		161,417
International	14,840		11,191

Total cost of sales	250,977	74.0%	248,251	73.2%

Operating margin	88,035	26.0%	91,070	26.8%
General and administrative	38,685	11.4%	40,338	11.9%

Income from operations	49,350	14.6%	50,732	14.9%
Interest expense, net	(25,818)	(7.6)%	(23,893)	(7.0)%
Other	—	—	(13,294)	(3.9)%

Income before provision for income taxes	23,532	6.9%	13,545	4.0%
Provision for income taxes	9,413	2.8%	5,147	1.5%

Net income	$14,119	4.2%	$8,398	2.5%

Earnings per share:
Common stock – diluted	$0.23		$0.13

Domino’s Pizza: Q108 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 23, 2008	December 30, 2007
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$3,325	$11,344
Restricted cash	82,754	80,951
Accounts receivable	69,333	68,446
Inventories	22,128	24,931
Advertising fund assets, restricted	20,574	20,683
Other assets	19,855	20,527

Total current assets	217,969	226,882
Property, plant and equipment, net	118,013	122,890
Other assets	116,890	123,392

Total assets	$452,872	$473,164

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$319	$15,312
Accounts payable	57,338	60,411
Advertising fund liabilities	20,574	20,683
Other accrued liabilities	81,730	79,102

Total current liabilities	159,961	175,508

Long-term liabilities:
Long-term debt, less current portion	1,704,692	1,704,771
Other accrued liabilities	38,770	43,024

Total long-term liabilities	1,743,462	1,747,795
Total stockholders’ deficit	(1,450,551)	(1,450,139)

Total liabilities and stockholders’ deficit	$452,872	$473,164

Domino’s Pizza: Q108 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Quarter Ended
	March 23, 2008	March 25, 2007
(In thousands)
Cash flows from operating activities:
Net income	$14,119	$8,398
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	7,071	7,249
(Gains) losses on sale/disposal of assets	(4,169)	598
Amortization of deferred financing costs, debt discount and other	2,255	10,215
Provision (benefit) for deferred income taxes	1,777	(198)
Non-cash compensation expense	2,065	1,511
Other	199	291
Changes in operating assets and liabilities	(3,045)	(21,156)

Net cash provided by operating activities	20,272	6,908
Cash flows from investing activities:
Capital expenditures	(3,479)	(3,566)
Proceeds from sale of assets	8,220	335
Change in restricted cash	(1,803)	—
Other	520	208

Net cash provided by (used in) investing activities	3,458	(3,023)
Cash flows from financing activities:
Purchase of common stock	(18,427)	(67)
Proceeds from issuance of long-term debt	3,000	780,000
Repayments of long-term debt and capital lease obligation	(18,075)	(736,656)
Cash paid for financing costs	—	(22,255)
Tax benefit from stock options	97	1,167
Other	1,618	2,823

Net cash provided by (used in) financing activities	(31,787)	25,012
Effect of exchange rate changes on cash and cash equivalents	38	(13)

Change in cash and cash equivalents	(8,019)	28,884
Cash and cash equivalents, at beginning of period	11,344	38,222

Cash and cash equivalents, at end of period	$3,325	$67,106

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